Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
175 Water Street	Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com
New York, NY 10038 www.aig.com	Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG ANNOUNCES IMPACT OF UK OGDEN DISCOUNT RATE CHANGE AND TREATMENT OF DEFERRED GAIN ASSOCIATED WITH ADVERSE DEVELOPMENT COVER

NEW YORK, April 19, 2017 – American International Group, Inc. (NYSE: AIG) today announced two items impacting results for the quarter ending March 31, 2017.

In the first quarter of 2017, AIG expects to record an increase to prior year loss reserves of approximately $100 million pre-tax from the recent decision by the UK Ministry of Justice to reduce the discount rate applied to lump-sum bodily injury payouts, known as the Ogden rate, to -0.75%. Our carried reserves as at December 31, 2016 were estimated using an assumption that the Ogden rate would decline to 1.0%. This discount rate change primarily impacts the Liability & Financial Lines business within Commercial Insurance in the United Kingdom.

Secondly, AIG will recognize an estimated nominal pre-tax deferred gain of $2.6 billion in connection with the adverse development cover entered into with Berkshire Hathaway as previously disclosed. Beginning in the first quarter of 2017, AIG will begin amortizing the deferred gain over the expected reinsurance recovery period. The amortization of such amount will be included in pre-tax operating income for the Liability and Financial lines business each quarter. First quarter 2017 results will reflect a partial quarter of amortization of approximately $40 million pre-tax based on the closing date of the contract of February 3, 2017.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG’s core businesses include Commercial Insurance and Consumer Insurance, as well as Other Operations. Commercial Insurance comprises two modules – Liability and Financial Lines, and Property and Special Risks. Consumer Insurance comprises four modules – Individual Retirement, Group Retirement, Life Insurance and Personal Insurance. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com and www.aig.com/strategyupdate | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.